Exhibit 2.3

SECOND AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of September 20, 2007 (the “Effective Date”), by and among M-Wave, Inc., a Delaware corporation (“Parent”), Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SunFuels, Inc., a Colorado corporation (the “Company”), and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”).

RECITALS

WHEREAS, Parent, Merger Sub, the Company and Blue Sun entered into that certain Agreement and Plan of Merger, dated as of January 26, 2007 (as amended, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement; and

WHEREAS, Parent, Merger Sub, the Company and Blue Sun desire to amend the Agreement in order to fix the Company Exchange Ratio at 7.1217 and the Blue Sun Exchange Ratio at 6,935.7796.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Amendments to Section 1.1. The definition of “Blue Sun Exchange Ratio”, “Company Exchange Ratio” and “Parent Stockholder Approvals” in Section 1.1 of the Agreement are hereby amended by deleting the existing definitions thereof and replacing them with the following:

““Blue Sun Exchange Ratio” means 6,935.7796.”

““Company Exchange Ratio” means 7.1217.”

““Parent Stockholder Approvals” means the approval by the holders of the requisite number of shares of Parent Common Stock and Parent Preferred Stock of this Agreement and the transactions contemplated herein to the extent required to be approved by Parent stockholders by the DGCL, the rules and regulations of Nasdaq Capital Market, Parent’s Certificate of Incorporation, Bylaws and any other applicable Laws, which may include, without limitation, approval of (i) the adoption of an amendment to Parent’s Certificate of Incorporation to increase the authorized number of shares of Parent Preferred Stock to 100,000,000 shares, (ii) the adoption of the Certificate of Designations described herein, (iii) the issuance of the Merger Shares, (iv) a reverse stock split to take effect immediately after the Blue Sun Effective Time if necessary to cause Parent to satisfy the initial listing requirements of the Nasdaq Capital Market immediately after the Effective Time or as otherwise agreed to by the parties hereto, (v) the election of directors of Parent pursuant to Section 2.4(c) and (vi) the adoption of an amendment to Parent’s 2003 Stock Incentive Plan to authorize an additional 4,000,000 shares of Parent Common Stock for issuance thereunder (subject to adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction).””

2. Amendment to Section 4.1(c). Section 4.1(c) of the Agreement is hereby amended by deleting the last sentence thereof in its entirety.

3. Amendment to Section 4.2(c). Section 4.2(c) of the Agreement is hereby amended by deleting the last sentence thereof in its entirety.

4. Amendment to Exhibits. Exhibit B of the Agreement is hereby deleted in its entirety.

5. Amendment Regarding Fractional Shares. Notwithstanding anything to the contrary contained in the Agreement, including Sections 4.1(c), 4.2(c) and 4.5 thereof, if the conversion of a Person’s aggregate holdings of Company Common Stock, Company Preferred Stock or Blue Sun Units in the Company Merger or the Blue Sun Merger would result in the issuance of a fractional share of Parent Common Stock or Parent Preferred Stock, such Person shall, not be entitled to be paid cash in an amount equal to the value of such fractional share. Instead, the shares of Parent Common Stock issuable to such Person shall be aggregated and the shares of Parent Preferred Stock issuable to such Person shall be aggregated, and such aggregate number of shares of Parent Common Stock and Parent Preferred Stock issuable to such Person shall be rounded, up or down, to the nearest whole share.

6. Amendment to Section 13.1. Section 13.1 of the Agreement is hereby amended by deleting the existing text thereof and replacing it with the following:

“13.1. Expenses. Except as expressly provided in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby; provided that at the Closing the Company shall reimburse Parent for up to $200,000 of its out of pocket expenses incurred prior to July 1, 2007 in connection with the transactions contemplated by this Agreement.”

7. Representations and Warranties. Each of the parties hereto represents and warrants as follows:

(a) The execution, delivery and performance by such party of this Amendment and the performance by such party of the Agreement, as amended hereby, have been duly authorized by all necessary action, and such party has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Agreement, as amended hereby.

(b) Each of this Amendment and the Agreement, as amended hereby, is a legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

8. Reference to and Effect on the Agreement.

(a) On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

(b) Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement or constitute a waiver of, or a consent to departure from, any of the terms and conditions of the Agreement, nor obligate any party to similar amendments in the future.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date above written.

M-WAVE, INC., a Delaware corporation

By:	/S/ JIM MAYER
	Name:	Jim Mayer
	Title:	Interim CEO

OCEAN MERGER SUB, INC., a Delaware corporation

By:	/S/ JIM MAYER
	Name:	Jim Mayer
	Title:	President

SUNFUELS, INC., a Colorado corporation

By:	/S/ TODD M. KLEINMAN
Name:	Todd M. Kleinman
Title:	Vice President, General Counsel

BLUE SUN BIODIESEL, LLC, a Colorado limited liability company

By:	/S/ TODD M. KLEINMAN
Name:	Todd M. Kleinman
Title:	Vice President, General Counsel

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